EXHIBIT 99.1

CytRx Corporation Launches Centurion BioPharma Corporation to Advance LADR™ Albumin Binding Ultra-High Potency Oncology Drug Candidates
Los Angeles – June 4, 2018 – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced the formation and launch of Centurion BioPharma Corporation, a private wholly owned subsidiary that will focus on advancing the Company's proprietary, albumin binding ultra-high potency LADR™ (Linker-Activated Drug Release) oncology drug candidates.  CytRx has transferred to Centurion BioPharma all of the assets, liabilities and personnel associated with its laboratory operations in Freiburg, Germany. Administrative Offices are located in Los Angeles, California.
Centurion BioPharma's LADR candidates, LADR-7, LADR-8, LADR-9, and LADR-10, were developed by its team of discovery scientists at its German laboratories and are eligible to advance into Investigational New Drug (IND)-enabling studies.  Each of the candidates are rationally designed using Centurion BioPharma's novel LADR™ technology, which enables drug compounds to be molecularly bound to albumin in the body's bloodstream and controls its release at the tumor site.  LADR™ maximizes tumor cell kill potential while minimizing systemic toxicity.
 "The creation of Centurion BioPharma is a strategic endeavor that we believe will provide a vehicle to unlock the consolidated value of CytRx's biopharmaceutical assets by enhancing our efforts to attract potential licensees in order to advance the pipeline of these albumin binding ultra-high potency LADR drug candidates," said Eric L. Curtis, Chief Executive Officer and President of Centurion BioPharma Corporation.
The new research and development focused venture is expected to develop some drugs on its own while out-licensing other assets for larger patient populations.
The decision to separate the companies underscores the strength of its R&D portfolio. With the priority to maximize shareholder value, the CytRx board and management team, following a strategic review unanimously determined that a tax-free separation of the LADR™ platform presents the best way to ultimately maximize shareholder value.
For more information on Centurion BioPharma, visit its website at www.centurionbiopharma.com.
About the LADR™ Technology Platform
The innovative LADR™ (Linker Activated Drug Release) technology employs a broad portfolio of novel linker molecules that selectively bind to circulating albumin and can be linked to a wide variety of anti-cancer payloads.  Research efforts have centered on creating new molecules from the combination of ultra-high potency cytotoxic payloads with tunable linkers.  The molecules currently being evaluated concentrate at the tumor site providing targeted delivery of the cell killing payloads.

About CytRx Corporation
CytRx Corporation (Nasdaq: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics to treat patients with cancer.  CytRx's wholly owned subsidiary, Centurion BioPharma Corporation, is focused on advancing a portfolio of novel, anti-cancer drug candidates that employ its LADR™ (Linker Activated Drug Release) technology, a discovery engine designed to leverage the Company's expertise in albumin biology and linker technology for the development of a new class of potential breakthrough anti-cancer therapies.  A critical element of the LADR™ platform is its ability to bind anti-cancer molecules to albumin, the most ubiquitous protein in human blood plasma, and then to release the highly potent cytotoxic payload at the tumor site. This technology allows for the delivery of higher doses of drug directly to the tumor, while avoiding much of the off-target toxicity observed with the parent molecules.  CytRx's most advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to NantCell, Inc.
Forward-Looking Statements
This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the ability of NantCell, Inc., to obtain regulatory approval for its products that use aldoxorubicin; the ability of NantCell, Inc., to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from NantCell, Inc.; Centurion BioPharma Corporation's ability to develop new ultra-high potency drug candidates based on its LADR™ technology platform; our ability to attract potential licensees; and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Relations Contact:
Argot Partners
Michelle Carroll
(212) 600-1902
centurionbiopharma@argotpartners.com